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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

                          USF CORPORATION BOARD RENEWS
                             STOCKHOLDER RIGHTS PLAN

(CHICAGO - January 29, 2004) USF CORPORATION (NASDAQ:USFC) announced today that its Board of Directors has approved the amendment and restatement of its Stockholder Rights Plan ("Plan") which was originally adopted ten years ago.

The Plan, which will be extended to expire in 2014, is intended to assure that all USF stockholders receive fair value for their shares by preventing any acquiror from gaining control of the Company without offering a fair price to all USF stockholders and to deter abusive and coercive takeover tactics.

President and Chief Executive Officer Richard P. DiStasio said, "The Board of Directors, after careful deliberation and on the recommendation of its Nominating and Corporate Governance Committee determined that continuation of the Plan represents prudent planning for the contingency of a hostile takeover, consistent with the Company's objective of maximizing value for all USF stockholders." Mr. DiStasio noted that the Plan will be reviewed at least every three years by the Board's Nominating and Corporate Governance Committee which is made up of independent directors.

Details of the Plan amendments are outlined in a mailing to all stockholders of record on the effective date of the plan amendment.

USF CORPORATION, a $2.29 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. The USF operating companies interact as a single system to provide services and flexibility to match the needs of their customers. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland 773-824-2213